As filed with the Securities and Exchange Commission on May 8, 2023 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOGHORN THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Delaware	47-5271393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Technology Square, Ste 700, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)
Foghorn Therapeutics Inc. 2020 Equity Incentive Plan
Foghorn Therapeutics Inc. 2020 Employee Stock Purchase Plan
(Full titles of the plans)

Adrian Gottschalk
Chief Executive Officer
Foghorn Therapeutics Inc.
500 Technology Square, Ste 700
Cambridge, MA 02139
(Name and address of agent for service)
(617) 586-3100
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Marc A. Rubenstein
Rachel Phillips
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600

617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) and 2020 Employee Stock Purchase Plan (the “ESPP”).

The number of shares of Common Stock reserved and available for issuance under the 2020 Plan is subject to an automatic annual increase on each January 1, beginning in 2021, by an amount equal to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Board of Directors on or prior to such date for such year. Accordingly, on January 1, 2023, the number of shares of Common Stock reserved and available for issuance under the 2020 Plan increased by 1,672,137 shares.

The number of shares of Common Stock reserved and available for issuance under the ESPP is subject to an automatic annual increase on each January 1, beginning in 2021, by an amount equal to one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Board of Directors on or prior to such date for such year. Accordingly, on January 1, 2023, the number of shares of Common Stock reserved and available for issuance under the ESPP increased by 418,034 shares.

This Registration Statement on Form S-8 registers these additional 2,090,171 shares of Common Stock. The additional shares are of the same class as other securities relating to the plans for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-252119) on January 15, 2021 is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-252119) is hereby incorporated by reference pursuant to General Instruction E.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit

4.1
Third Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Current Report of Form 8-K filed on October 27, 2020 (File No. 001-39634) and incorporated herein by reference)

4.2
Amended and Restated Bylaws of Foghorn Therapeutics Inc., as dated March 7, 2023 (previously filed as Exhibit 3.1 to the Current Report of Form 8-K filed on March 9, 2023 (File No. 001-39634) and incorporated herein by reference)

4.3	Foghorn Therapeutics Inc. 2020 Equity Incentive Plan (previously filed as Exhibit 10.12 to the Registration Statement on Form S-1 (File No. 333-249264) and incorporated herein by reference)

4.4	Foghorn Therapeutics Inc. 2020 Employee Stock Purchase Plan (previously filed as Exhibit 10.16 to the Registration Statement on Form S-1 (File No. 333-249264) and incorporated herein by reference)

5.1*	Opinion of Ropes & Gray LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page in Part II)

107.1*	Calculation of Filing Fee Tables

*Filed herewith.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 8th day of May, 2023.

FOGHORN THERAPEUTICS INC.

By:	/s/ Adrian Gottschalk
Name: Adrian Gottschalk
Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adrian Gottschalk, Allan Reine and Michael LaCascia and each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Adrian Gottschalk	President and Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2023
Adrian Gottschalk

/s/ Allan Reine	Chief Financial Officer (Principal Accounting and Financial Officer)	May 8, 2023
Allan Reine, M.D.

/s/ Scott Biller	Director	May 8, 2023
Scott Biller, Ph.D.

/s/ Simba Gill	Director	May 8, 2023
Simba Gill, Ph.D.

/s/ Adam Koppel	Director	May 8, 2023
Adam Koppel, M.D., Ph.D.

/s/ Thomas Lynch Jr.	Director	May 8, 2023
Thomas J. Lynch, Jr., M.D.

/s/ Michael Mendelsohn	Director	May 8, 2023
Michael Mendelsohn, M.D.

/s/ B. Lynne Parshall	Director	May 8, 2023
B. Lynne Parshall

/s/ Ian Smith	Director	May 8, 2023
Ian Smith